Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Valero Energy Corporation and subsidiaries:
We consent to the use of our reports dated February 25, 2011, with respect to the consolidated balance sheet of Valero Energy Corporation as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.
/s/ KPMG LLP
San Antonio, Texas
June 3, 2011